Exhibit k1
1. Appointment as Stock Transfer Agent.
     A Certificate of Appointment (“Certificate”) of American Stock Transfer & Trust Company (“AST”), a New York banking corporation, in substantially the form furnished by AST, shall be filed with AST by the corporation (the “Company”) with respect to the shares for which it is to act as transfer agent or registrar (either, an “Agent”) and for any such other shares as the Company may subsequently request in writing (the “Shares). The Company shall, by Supplemental Certificate or otherwise in writing, advise AST of any change in the information contained in said Certificate, and of any recapitalization of the Shares or change in the number of issued Shares.
2. Appointment as Indenture Trustee.
     The appointment of AST as trustee for debt securities shall be made by the instrument to which it is a party and under which it is to act as trustee, and these Regulations shall apply thereto except as otherwise provided for in said instrument.
3. Stock Certificates.
     The Company shall furnish AST with a sufficient supply of blank stock certificates for the Shares and shall renew the supply at AST’s request. AST may, if the Company has not complied with such request, order a renewal of such supply at the Company’s expense. In such event, AST is authorized to direct the printer’s invoice for such certificates to be addressed to the Company and the amount thereof shall be a direct obligation of the Company. The stock certificates shall be signed by (or bear the facsimile signature of) the officers of the Company authorized to sign stock certificates and, if required, shall bear the Company’s corporate seal. AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.
4. AST’s Reliance.
     AST may rely on written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (a) the Company shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Company; (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (c) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, rely on advice received from its legal counsel. AST may rely on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a Shareholder; on any statement of fact contained in any such writing or instruction which it in good faith does not believe to be inaccurate; on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; on the authenticity of any signature (manual or facsimile) appearing on any writing; and on the conformity to original of any copy.
5. Compensation.
     AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred (including to its legal counsel) in connection with its acting as Agent. If AST and the Company have an express understanding regarding such fees, the compensation shall be determined in accordance therewith. Notwithstanding such agreement, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. AST shall be entitled to any income earned with respect to the deposit of any funds by or with AST for the account of the Company or its Shareholders. Any benefits to AST from such deposits shall be deemed to have been contemplated in connection with said reasonable compensation and as part of said express fee arrangement. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to its successor or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.
6. Performance of Services.
     In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services without further notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company, and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under the Certificate or these Regulations. On termination of the appointment of AST for any reason, AST shall be entitled to retain all transfer records and related documents until all amounts owing to AST have been paid in full.
7. AST as Distributor of Funds.
     All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by it in a segregated bank account. The Company, which will, upon request, be given a copy of the bank’s statements for said account, shall have the responsibility to reconcile said account. The company shall also have the responsibility to discharge all escheat obligations relating to said funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

8. Lost Certificates.
     AST shall be authorized to issue replacement certificates for stock certificates claimed by a shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and (unless waived by the Company) receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.
9. Overissue.
     If AST acquires the Company’s records from a prior transfer agent (or from the Company) and it subsequently receives a stock certificate not reflected in its records, if neither the Company nor AST is able to reconcile said certificate with AST’s records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Company shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.
10. Further Limitations on AST’s Responsibilities.
     AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s charter or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.
11. Indemnities.
     The Company shall indemnify AST against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if AST is made a party to, or is threatened to be made a party to, any action or proceeding, whether civil, administrative or investigative, by reason of the fact that AST is or was serving as Agent, so long as it acted in good faith. The claim of liability, or the liability, of AST or the Company to a Shareholder or another party, or the termination of any action or proceeding by a judgment, order, or settlement, shall not create a presumption that AST did not act in good faith. So long as it shall provide the Company with prior notice thereof when practicable (unless AST is not otherwise permitted to provide notice), AST shall be entitled to comply with any direction or request issued pursuant to any statutory, regulatory, governmental or quasi-governmental body, and the Company shall indemnify AST for its reasonable expenses, including attorney’s fees, incurred in connection therewith. The Company shall also indemnify AST for its reasonable expenses, including attorney’s fees, incurred in seeking to enforce the foregoing indemnities. The foregoing indemnities shall not terminate on termination of AST’s acting as Agent, and they are irrevocable. AST’s acceptance of its appointment as Agent, by its acting as such for any period, shall be deemed sufficient consideration for the foregoing indemnities.
REGULATIONS OF

American
Stock Transfer &
Trust Company